Exhibit 3.1

Certificate of Determination

to the

Articles of Incorporation

of

DPAC Technologies Corp.

Series A Preferred

Pursuant to Section 401 of the General Corporation Law of the State of California, the undersigned officers of DPAC Technologies Corp., a California corporation (the “Company”), do hereby certify that:

1. This Certificate of Determination (the “Certificate”) sets forth the relative preferences, powers, rights, qualifications, limitations and restrictions in respect of the Series A Preferred (as defined herein) of the Company authorized pursuant to the Articles of Incorporation of the Company, of which this Certificate is made a part.

2. The authorized number of shares of the Company’s Preferred stock is eight million (8,000,000), and the aggregate number of shares of Preferred stock of the Company with the following preferences, powers, rights, qualifications, limitations and restrictions, to be designated as Series A Preferred, without par value, that the Company is authorized to issue shall be thirty thousand (30,000) (the “Series A Preferred”).

3. None of the shares of Series A Preferred have been issued as of the date of this Certificate.

4. That the following resolutions were duly adopted by the Board of Directors of the Company (the “Board of Directors”) at a duly held meeting on December 8, 2007:

“WHEREAS, the Articles of Incorporation of the Company provide for a class of shares known as Preferred shares, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Company is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred shares, to fix the number of shares constituting such a series, and to determine the designation of that series, or any of them; and

WHEREAS, the Company has not issued any Preferred shares and the Board of Directors of the Company desires, pursuant to its authority, to determine and fix the rights, preferences, privileges, and restrictions relating to the initial series of Preferred shares and the number of shares constituting and the designation of the initial series; Therefore be it

RESOLVED, that the Board of Directors authorizes the original issue of a series of Preferred shares that shall be designated and known as Series A Preferred. The number of shares of this series shall be thirty thousand (30,000).

RESOLVED, FURTHER, that the Company sell twenty thousand (20,000) of the Series A Preferred shares to Development Capital Ventures, L.P. at $100 per share.

RESOLVED, FURTHER that the Company may sell up to an additional ten thousand (10,000) of the Series A Preferred shares to one or more parties to be determined from time to time by the any of the Board Chairperson, Chief Executive Officer, President or any Vice-President of the Company.

RESOLVED, FURTHER, that all of Series A Preferred shares are subject to the following preferences, powers, rights, qualifications, limitations and restrictions:

1. Voting Rights. Except as may be otherwise provided herein or as required by law, the Series A Preferred shall vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the shareholders of the Company. Each share of Series A Preferred shall entitle the holder thereof to such number of votes per share on each action as shall equal the number of shares of Common Stock into which such share of Series A Preferred is convertible on the record date for determination of the shareholders entitled to vote. The holders of Series A Preferred shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

2. Dividends.

2.A. Dividends on the Series A Preferred shall accrue and be paid quarterly in arrears at the annual rate of 9% of the original issue price of $100 per share, (as adjusted for any recapitalization, stock combinations, stock dividends, stock splits and the like, the “Original Issue Price”). Notwithstanding the foregoing to the contray, in the event that the Common Stock of the Company is not listed for trading on the American Stock Exchange, a NASDAQ Stock Market or the New York Stock Exchange on December 31, 2009, effective beginning January 1, 2010 dividends on the Series A Preferred shall accrue and be paid quarterly in arrears at the annual rate of 15% of the Original Issue Price. The right to receive dividends shall be cumulative. Accrued and unpaid dividends on the Series A Preferred shall be paid to the holders of Series A Preferred, at the Company’s election, in cash out of funds legally available therefor or delivery of shares of the Company’s Common Stock having an aggregate value as of the required payment date (as determined below) equal to the required dividend payment (rounded up to the nearest whole share). No dividend shall be paid to the holders of Common Stock in any year unless dividends are paid or declared and set apart for payment with respect to all outstanding shares of Series A Preferred in an amount equal to the aggregate of all dividends payable for such year with respect to the Series A Preferred.

2.B. For purposes of valuing the Common Stock payable to holders of Series A Preferred in lieu of cash with respect to such quarterly dividends, (i) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 10 day period ending the day prior to the dividend payment date; (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 10 day period ending the day prior to the dividend payment date and (iii) if no such public market exists for the Common Stock, then the value shall be as determined by the Board of Directors of the Company in its reasonable discretion.

3. Liquidation.

3.A. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Preferred shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Preferred, to be paid an amount equal to the Original Issue Price of such Series A Preferred plus an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available, for each share of Series A Preferred then held by such holder (as adjusted for any recapitalization, stock combinations, stock dividends, stock splits and the like, the “Preferential Amount”).

3.B. If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred shall be insufficient to permit payment to the holders of Series A Preferred of the Preferential Amount, then the entire assets of the Company to be so distributed shall be distributed among the holders of Series A Preferred Stock in proportion to the number of shares of Series A Preferred held by each such holder. Upon any such liquidation, dissolution or winding up of the Company, after the holders of Series A Preferred shall have been paid in full the Preferential Amount, the remaining assets of the Company legally available for distribution to shareholders shall be distributed to the holders of Common Stock.

3.C. Notwithstanding the above provisions, immediately prior to such liquidation, dissolution or winding up of the Company, the holders of Series A Preferred may elect to convert their shares of Series A Preferred into shares of Common Stock pursuant to paragraph 4.

3.D. A merger, consolidation or reorganization of the Company with, or into, any other corporation or entity in which the shareholders of the Company immediately prior to such transaction hold less than a majority of the voting securities of the surviving or resulting corporation or entity (but excluding any merger or similar transaction effected solely for purposes of reincorporating the Company in another state or creating a holding company with respect to the Company), or a sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation or winding-up within the meaning of this Paragraph 3.

4. Conversions. The shares of Series A Preferred shall have the following conversion provisions:

4.A. Conversion by Holder. Subject to the terms and conditions of this paragraph 4, the holder of any share or shares of Series A Preferred shall have the right, at its option at any time, to convert any such shares of Series A Preferred (except that upon any liquidation of the Company such conversion provisions shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Preferred) into fully paid and nonassessable shares of Common Stock as follows.

(i) Subject to Section 4.D below, the number of shares of Common Stock into which shares of Series A Preferred may be converted shall be obtained by (a) multiplying the number of shares of Series A Preferred so to be converted by the Original Issue Price and (b) dividing the result obtained in (a) by the Voluntary Conversion Price per share.

(A) The “Voluntary Conversion Price” shall be equal to the product of (i)$0.34 (the “Reference Price”) times (ii) 1.25.

(ii) Such right of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series A Preferred) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(iii) A merger, consolidation or reorganization of the Company with, or into, any other corporation or entity in which the shareholders of the Company immediately prior to such transaction hold less than a majority of the voting securities of the surviving or resulting corporation or entity (but excluding any merger or similar transaction effected solely for purposes of reincorporating the Company in another state or creating a holding company with respect to the Company), or a sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation or winding up within the meaning of this Paragraph 4.

4.B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 4A and surrender of the certificate or certificates for the share or shares of Series A Preferred to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred. To the extent permitted by law, such conversion shall be deemed to have been effected on the date on which such written notice shall have been received by the

Company and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

4.C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Series A Preferred represented by the certificate or certificates surrendered pursuant to subparagraph 4A exceeds the number of shares converted, the Company shall, upon such conversion, execute and deliver to the holder, at the expense of the Company, a new certificate or certificates for the number of shares of Series A Preferred represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 4C, be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Preferred for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board Directors of the Company.

4.D. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Voluntary Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

4.E. Notices. If at any time:

(1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with or into, or a sale of all or substantially all its assets to, another entity or entities; or

(3) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, or by telex to non-United States residents, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Company, at least ten (10) days’ prior written notice of the date when the same shall take place.

4.F. Stock to be Reserved. The Company will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Preferred as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred. The Company covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Company will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Company will not take any action which results in any adjustment of the Voluntary Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Preferred would exceed the total number of shares of Common Stock then authorized by the Articles.

4.G. Closing of Books. The Company will at no time close its transfer books against the transfer of any Series A Preferred or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred in any manner which interferes with the timely conversion of such Series A Preferred, except as may otherwise be required to comply with applicable securities laws.

4.H. Definition of Common Stock. As used in this Certificate, the term “Common Stock” shall mean and include the Company’s authorized Common Stock, as constituted on the date of filing of this Statement, and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares of Common Stock receivable upon conversion of shares of Series A Preferred shall include only shares designated as Common Stock of the Company on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 4D.

4.I. Issuance of Certificates; Time Conversion Effected. Promptly after surrender of the certificate or certificates for the share or shares of Series A Preferred to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred. To the extent permitted by law, such conversion shall be deemed to have been effected on the date on which the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

5. Redemption.

5.A. Redemption after 2012. On or after December 31, 2012, all outstanding shares of Series A Preferred may be redeemed by the Company, out of funds lawfully available therefore, at a price per share equal to the Preferential Amount.

5.B. Redemption during 2010 , 2011 and 2012. From and after December 31, 2009 and until December 31, 2012, to the extent that the Company shall be permitted to have converted the Series A Preferred under Paragraph 4.I. above into shares of Common Stock at such time, all outstanding shares of Series A Preferred may be redeemed by the Company, out of funds lawfully available therefore, at a price per share equal to the product obtained by (a) multiplying the number of shares of Series A Preferred (b) by the Original Issue Price per share, and upon payment of all accrued but unpaid dividends contemplated by Paragraph 2.

5.C. Notice of Redemption. Such redemptions shall be exercised by the Company by giving written notice to each holder of Series A Preferred that the Company intends to redeem that number of shares of Series A Preferred, whereupon each such holder shall surrender all certificates for the shares so to be redeemed to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series A Preferred) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) to which payment of the relevant redemption price should issued.

5.D. Payment of Redemption Payment. Promptly after the receipt of the written notice referred to in subparagraph 4.A. and surrender of the certificate or certificates for the share or shares of Series A Preferred to be redeemed, the Company shall issue payment of the relevant redemption amount under Paragraph 5.A. or 5.B. above within thirty (30) days after surrender of such certificate(s). To the extent permitted by law, such redemption shall be deemed to have been effected on the date on which such certificate or certificates for such shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred shall cease, and the holders of Series A Preferred shall have no rights as to the Series A Preferred but shall be entitled only to the payment of the relevant redemption price.

RESOLVED, FURTHER, that the Board Chairperson, Chief Executive Officer, President or any Vice-President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasure of the Company are each authorized to execute, verify, and file in the office of the California Secretary of State a Certificate of Determination in accordance with this resolution and California law.

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of their own knowledge.

Executed on this 3rd day of January, 2008, at 5675 Hudson Industrial Parkway, Hudson, OH 44236.

/s/ Steven D. Runkel
Steven D. Runkel, Chief Executive Officer

/s/ Steve Vukadinovich
Name:
Title: Secretary

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